UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB/A

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(AMENDMENT NO. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☐
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☒
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

PROGEN PHARMACEUTICALS LIMITED

(Name of Subject Company)

Not applicable

(Translation of Subject Company’s Name into English (if applicable))

AUSTRALIA

(Jurisdiction of Subject Company’s Incorporation or Organization)

JUSTUS HOMBURG

(Name of Person(s) Furnishing Form)

ORDINARY SHARES

(Title of Class of Subject Securities)

(CUSIP Number of Class of Securities (if applicable))

JUSTUS HOMBURG

Chief Executive Officer

16, Benson St, Toowong, Queensland 4066, Australia

Tel: +61 7 3842 3333,  Fax: +61 7 3720 9624

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

March 2, 2009

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)	Exhibit I (1) (a) 1: Buy-Back Booklet(1)
Exhibit I (1) (a) 2: Press Release

(b)	Not Applicable

Item 2. Informational Legends

Not Applicable

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

None

PART III - CONSENT TO SERVICE OF PROCESS

(1)     Written irrevocable consent and power of attorney on Form F-X filed with the Commission on March 2, 2009.

(2)     Not applicable

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Justus Homburg
(Signature)

Justus Homburg
Chief Executive Officer
(Name and Title)

March 17, 2009
(Date)

(1) Previously furnished to the Commission as part of Form CB on March 2, 2009.